Exhibit 5.1

theNBDgroup.

A Professional Corporation

https://nbdpro.co/

October 9, 2020

B. Riley Financial, Inc.

11100 Santa Monica Blvd., Suite 800

Los Angeles, California 90025

Ladies and Gentlemen:

We have acted as counsel to B. Riley Financial, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale, from time to time, by the Company of up to $150,000,000 aggregate principal amount of the Company’s 7.25% Senior Notes Due 2027 (the “7.25% 2027 Notes”), the 7.50% Senior Notes due 2027 (the “7.50 2027 Notes”), the 7.375% Senior Notes due 2023 (the “7.375% 2023 Notes”), the 6.875% Senior Notes due 2023 (the “6.875% 2023 Notes”), the 6.75% Senior Notes due 2024 (the “2024 Notes”), the 6.375% Senior Notes due 2025 (the “2025 Notes”), the 6.50% Senior Notes due 2026 (the “2026 Notes” and, together with the 7.25% 2027 Notes, 7.50% 2027 Notes, 7.375% 2023 Notes, 6.875% 2023 Notes, 2024 Notes and the 2025 Notes, the “Notes”) and the Company’s Depositary Shares, each representing 1/1000th of a share of the Company’s 6.875% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share and liquidation preference of $25,000 per share (the “Series A Depositary Shares”) and the Company’s Depositary Shares, each representing 1/1000th of a share of the Company’s 7.375% Series B Cumulative Perpetual Preferred Stock, par value $0.0001 per share and liquidation preference of $25,000 per share (the “Series B Depositary Shares” and, together with the Series A Depositary Shares and the Notes, the “Placement Securities”), pursuant to the terms of an At Market Issuance Sales Agreement, dated as of February 14, 2020 (the “Sales Agreement”), by and among the Company and B. Riley FBR, Inc. (which has been renamed B. Riley Securities, Inc.) (the “Agent”).

The 7.25% 2027 Notes, 7.50% 2027 Notes, 7.375% 2023 Notes and 6.875% 2023 Notes have been and are issued pursuant to the terms and conditions of an Indenture entered into by and between the Company and U.S. Bank National Association, as trustee (the “U.S. Bank Trustee”), dated as of November 2, 2016 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of November 2, 2016 (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of May 31, 2017 (the “Second Supplemental Indenture”), the Third Supplemental Indenture dated as of December 13, 2017 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture dated as of May 17, 2018 (the “Fourth Supplemental Indenture”) and the Fifth Supplemental Indenture dated as of September 11, 2018 (the “Fifth Supplemental Indenture” and, together with the Base Indenture, First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture and Fourth Supplemental Indenture, the “2016 Indenture”). The 2024 Notes, 2025 Notes and 2026 Notes have been and are issued pursuant to the terms and conditions of an Indenture entered into by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “BNYM Trustee”), dated as of May 7, 2019 (the “BNYM Base Indenture”), as supplemented by the First Supplemental Indenture dated as of May 7, 2019 (the “BNYM First Supplemental Indenture”), the Second Supplemental Indenture dated as of September 23, 2019 (the “BNYM Second Supplemental Indenture”) and the Third Supplemental Indenture dated as of February 12, 2020 (the “BNYM Third Supplemental Indenture,” and, together with the BNYM Base Indenture, BNYM First Supplemental Indenture and BNYM Second Supplemental Indenture, the “2019 Indenture” and, together with the 2016 Indenture, the “Indentures”). The Series A Preferred Stock is being issued pursuant to the certificate of designation that sets forth the terms of a series of preferred stock consisting of up to 10,000 shares, designated 6.875% Series A Cumulative Perpetual Preferred Stock. The Series B Preferred Stock is being issued pursuant to the certificate of designation that sets forth the terms of a series of preferred stock consisting of up to 10,000 shares, designated 7.375% Series B Cumulative Perpetual Preferred Stock.

This opinion is furnished to you in connection with the shelf registration statement on Form S-3 (Registration No. 333-236463), filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 14, 2020, and declared effective by the Commission on February 24, 2020 (the “Registration Statement”), in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively, the “Act”), relating to the issuance and sale of the Placement Securities.

In connection with this opinion, we have examined originals, copies or forms of: (i) the Registration Statement; (ii) the prospectus, dated February 24, 2020 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the prospectus supplement, dated October 9, 2020, in the form filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus and the documents incorporated and deemed to be incorporated by reference therein, herein collectively referred to as the “Prospectus”); (iv) the Indenture, (v) a copy of the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and currently in effect, as certified by the Secretary of the State of Delaware; (vi) a copy of the By-laws of the Company, as currently in effect, as certified by the Secretary of the Company; and (vii) certain resolutions of the Board of Directors of the Company, approved on October 9, 2020 (such documents outlined in clauses (i) – (vii), the “Documents”). In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officers of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In connection with this opinion, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that all Placement Securities will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; (v) that each party thereto (other than the Company) has the corporate or other power and authority to execute, deliver and perform such Documents; (vi) that each party thereto (other than the Company) has duly authorized, executed and delivered such Documents; (vii) that each Document is the legal, valid and binding obligation of such party (other than the Company) enforceable against such party in accordance with its terms; (viii) that the Indenture constitutes the legal, valid and binding obligations of the Trustee and has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended; and (ix) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company, including a certificate from officers of the Company with respect to certain factual matters.

The opinions hereinafter expressed are subject to the following further qualifications and exceptions:

(1)	We express no opinion as to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

(2)	We express no opinion as to limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under the Documents is not material.

(3)	We express no opinion as to the effect of judicial decisions permitting the introduction of extrinsic evidence to supplement the terms or aid in the interpretation of the Documents.

(4)	We express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Documents with any law, regulation or order applicable to it, or (ii) the legal or regulatory status or the nature of the business of any such party.

(5)	We express no opinion as to the enforceability of provisions of the Documents providing for indemnification or contribution, to the extent such indemnification or contribution is against public policy.

(6)	We express no opinion as to the enforceability of provisions of the Documents imposing or which are construed as effectively imposing a penalty.

(7)	We express no opinion as to the enforceability of any provision of the Documents which purports to establish evidentiary standards or to make determinations conclusive or powers absolute.

(8)	We express no opinion as to the enforceability of the waiver of stay or extension laws contained in Section 5.15 of the Base Indenture.

(9)	We express no opinion as to the enforceability of any choice of law provisions contained in the Documents or the enforceability of any provisions which purport to establish a particular court as the forum for adjudication of any controversy relating to the Documents or which purport to cause any party to waive or alter any right to a trial by jury or which waive objection to jurisdiction.

Further, we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Indenture and the Notes with any law, regulation or order applicable to it, (ii) the legal or regulatory status or the nature of the business of any such party, (iii) provisions of the Indenture under which the Company submits to the jurisdiction of one or more New York courts or federal courts located in the State of New York are subject to the application of the doctrine of forum non conveniens or a similar statutory principle or as to the subject matter jurisdiction of the federal courts located in the State of New York to adjudicate any dispute under the Indenture, (iv) provisions of the Indenture which purport to prohibit or restrict a transfer of rights under the Indenture or (v) provisions of the Indenture providing for rights of setoff.

Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based upon and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1.	The Placement Securities to be sold by the Company have been duly authorized and, assuming the terms of any sale of the Placement Securities pursuant to the Sales Agreement are approved by the Board of Directors or a duly authorized committee thereof, when issued and delivered by the Company and paid for pursuant to the Sales Agreement, the Placement Securities will be validly issued, fully paid and non-assessable.

Our opinions set forth herein are limited to (i) the General Corporation Law of the State of Delaware and (ii) the laws of the State of New York that, in our experience, are normally applicable to the Placement Securities and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion as to any non-Opined on Law on the opinions herein stated.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ The NBD Group, Inc.